CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into effective as of March 1, 2009 (the “Effective Date”), by and between Beamz Interactive, Inc., a Delaware corporation (the “Company”), and Evolution Marketing Inc., an Arizona corporation (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to retain Consultant as a consultant as provided herein, and Consultant desires to be so retained;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.            Services. Consultant is hereby retained to serve as a consultant to the Company. In such capacity, Consultant shall assign its President, Albert Ingallinera Jr. (“Ingallinera”), to perform such services and duties which shall be related or appropriate to the position of Vice President, Business Development and Product Management of the Company (“VP BD”). In particular, Consultant will use his best efforts to close an original equipment manufacturer (“OEM”) or strategic partner or licensing agreement with a number of the companies identified by the CEO and Consultant from time to time. Consultant shall perform, faithfully and diligently, the services and functions relating to the position of VP BD as may be designated from time to time by the Chief Executive Officer of the Company (the “CEO”), and Consultant will report to the CEO. Consultant shall assign Ingallinera to provide the following percentages of his business time and efforts to perform the Services:

Month	% of Time

March 1 - March 31, 2009	50%
April 1 - April 30, 2009	60%
May 1 - May 31, 2009	70%
June 1, 2009 and Thereafter	At least 80%

2.            Term. Unless earlier terminated pursuant to Section 6 below, the initial term of this Agreement (together with all renewal periods, if any, the “Term”) shall commence as of the Effective Date, and shall continue until June 30, 2010 (the “Initial Term”); provided, however that the term of this Agreement shall automatically renew for successive one year periods unless either party has given the other party written notice of its intention not to renew this Agreement at least sixty (60) days prior to the end of the Initial Term or any renewal term. Notwithstanding the above, the Company and Consultant agree to use their reasonable commercial efforts to negotiate a mutually acceptable employment arrangement between the Company and Consultant at least 60 days prior to the expiration of the Initial Term.

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3.            Compensation. As compensation for performing the Services hereunder, the Company shall pay Consultant the compensation set forth on Exhibit A attached hereto.

4.            Independent Contractor Status. The Company and Consultant agree that Consultant is an independent contractor under this Agreement and shall in no way be considered to be an agent or employee of the Company and, accordingly, Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including without limitation, social security, unemployment, medical or pension payments. Consultant shall only consult and render advice, and shall not undertake to commit the Company to any course of action in relation to third persons, except as requested in writing by the Company.

5.            Intellectual Property; Confidentiality.

(a)        Ownership of Intellectual Property. During the course and in fulfillment of Consultant’s engagement, Consultant will develop materials (the “Materials”), incorporating or containing Intellectual Property. Consultant agrees that the Materials and all accompanying Intellectual Property shall be owned exclusively by the Company and will be considered a “work made for hire” as that term is defined under the copyright laws of the United States and other countries. Consultant agrees to assign, exclusively to the Company, all rights, title and interest in and to the Materials and all accompanying Intellectual Property. Consultant appoints the Company as Consultant’s attorney-in-fact for purposes of perfecting any and all ownership interest in and to the Materials and the accompanying Intellectual Property in the United States and all other countries, and authorizes the Company, or its authorized agent, to sign any instrument or document on Consultant’s behalf for the purposes of perfecting such ownership interest.

(b)        Retention of Assistants. To the extent that Consultant engages any other person(s) to assist in the performance of the Services, Consultant shall cause such person(s) to agree in writing that any Materials created by or with such person(s) shall be subject to the provisions of subparagraph (a) above and shall be owned by or assigned to the Company.

(c)        Representations and Warranties. Consultant represents and warrants that, with respect to all Intellectual Property incorporated into the Materials, Consultant has the right and authority, either as owner or licensee, to use such Intellectual Property for the purposes contemplated by this Agreement, and to assign ownership of such Intellectual Property to the Company. In the event that Consultant wishes to incorporate the Intellectual Property of another person into the Materials, or otherwise use it during the performance of the Services, and does not have either ownership or permission to do so, then Consultant will immediately inform the Company of the limits of Consultant’s rights.

(d)        Definition of Intellectual Property. As used herein, “Intellectual Property” means, but is not limited to, patents, copyrights, trade secrets, trademarks, technology, and any other intellectual proprietary rights recognized by any jurisdiction, as well as all modification, enhancements or improvements thereto or works derived therefrom, made, developed, created, conceived, or authored, regardless of whether reduced to practice or fixed in a tangible medium of expression, that result from, relate to, or arise out of Consultant performing the Services.

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(e)        Covenant Not-to-Divulge or Use Materials. Consultant acknowledges and agrees that the Company is entitled to prevent the disclosure and use of the Materials. Consultant agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or entity, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Materials, without the prior written consent of the Company.

(f)        Delivery of Materials. In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of the Company, Consultant will promptly deliver to the Company all Materials, and all documents, data and other information (including, without limitation, any drafts or works-in-progress) relating to the Services, whether developed by Consultant or provided to Consultant by the Company.

(g)        Remedies. Consultant recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Section 5 (either actual or threatened) by Consultant, the Company shall suffer immediate and irreparable harm and that Company’s remedies at law would be inadequate to remedy such harm. Accordingly, Consultant agrees that the Company shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity to enforce the provisions of this Section 5, and such rights and remedies shall be cumulative.

6.            Termination. This Agreement and the consulting relationship created hereby shall terminate upon the occurrence of any of the following events (each, a “Termination Event”):

(a)        The expiration of the Term;

(b)        The death of Ingallinera;

(c)        Written notice to Consultant from the Company of termination for Just Cause (as hereinafter defined);

(d)        Written notice to Consultant from the Company of termination for any reason other than subparts (a), (b) or (c) above;

(e)        Sixty (60) days following written notice to the Company from Consultant of termination for any reason;

In the event of the termination of Consultant’s engagement pursuant to (a), (b), (c) or (e) above, then Consultant shall be entitled to only the compensation earned by Consultant as of, and payable for the period prior to, the date of such Termination Event. in the event of the termination of Consultant’s engagement pursuant to (d) above, then Consultant shall be entitled to receive the remaining portion of the consulting fee (as provided in Section 1 of Exhibit A) without further vesting restrictions.

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For purposes of this Section 6 the following terms have the following meanings:

“Just Cause” shall mean (a) conviction of a felony or commission of any act of fraud, moral turpitude or dishonesty, (b) an intentional, material violation of a statutory or fiduciary duty not corrected within ten days after notice from the Company, (c) any material breach by Consultant of any of the terms or conditions of, or the failure to perform any material covenant contained in, this Agreement and Consultant does not cure such breach or failure within ten days following notice from the Company; provided, however, that Consultant will not be entitled to cure any breach or failure under this subclause (c) more than one time in any consecutive three (3) month period, or (d) the violation by Consultant of reasonable instructions or policies established by the Company with respect to the operation of its business and affairs or Consultant’s failure to carry out the reasonable instructions of the CEO, and following notice thereof from the Company to Consultant, Consultant does not cure any such violation or failure within ten days following notice from the Company; provided, however, that Consultant will not be entitled to cure any breach or failure under this subclause (d) more than one time in any consecutive three (3) month period.

7.            Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given in writing and personally delivered or sent by facsimile or mail, registered or certified, postage prepaid with return receipt requested, to such party’s address as last provided to the other party. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

8.            Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

9.           Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Texas (except the choice of law rules).

10.          Parties Bound. This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of the Company and Consultant and their respective heirs, personal representatives, successors and assigns. No person or entity shall be deemed a third party beneficiary of this Agreement. Consultant may not assign any of its rights, obligations or duties hereunder without the prior written consent of the Company.

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11.          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.          Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a wavier of any subsequent breach by any party.

13.          Costs. If it is necessary to enforce or interpret the terms of this Agreement by action at law or in equity, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

14.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BEAMZ INTERACTIVE, INC.

By:
Charles R. Mollo,
Chief Executive Officer

Al Ingallinera Jr., President
Evolution Marketing

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EXHIBIT A

Compensation

1.	Non Cash Consulting Fee: Simultaneously with the execution and delivery of this Agreement by the parties, Consultant will execute and deliver, as an “Investor”, a signature page to that certain Stock Purchase, Loan and Security Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which, in lieu of a $50,000 consulting fee for the Initial Term, Consultant will be deemed to have purchased $50,000 of the shares of Series C Convertible Preferred Stock of the Company (the “Series C Stock”) and the Senior Secured Notes of the Company (the “Senior Notes”) as provided in Exhibit B to the Purchase Agreement. Subject to the last sentence of this Section 1, the above Series C Stock and Senior Notes shall be deemed to be earned pro rata on a month by month basis over the Initial Term, and if this Agreement is terminated prior to the end of the Initial Term, then the un-earned portion shall be deemed to have been forfeited, and in such event, Consultant hereby grants to the Company an irrevocable power-of-attorney, which is coupled with an interest, to cancel on behalf of Consultant any unearned shares of Series C Stock and the unearned principal amount of any of the Senior Notes issued to Consultant pursuant to this Section 1; it being agreed and understood that, until earned, the certificates representing the above referenced shares of Series C Stock and the above referenced Senior Notes shall be held by the Company. Notwithstanding anything in this Exhibit A or in the Agreement to the contrary, 100% of the above Series C Stock and Senior Notes will be deemed to be earned in the case of a sale or merger or sale of substantially all of the assets of the Company.

2.	Cash Consulting Fee: In addition to the non cash consulting fee described in item 1 above, Consultant will also receive a cash consulting fee of $4000/ month beginning on July 1, 2009. This amount will be paid upon submission of an invoice at the end of each month (i.e. the July invoice will be submitted on August 1). At Consultant’s option, with written notice along with the submission of each monthly invoice, up to half of this amount may be paid in non cash compensation on the same terms and conditions as outlined in item 1. above (i.e. with Senior Notes and Preferred C Stock). With the Company’s prior approval, again at Consultant’s option, the remaining half may also be paid in non cash compensation on the same terms and conditions as outlined in item 1. above (i.e. Senior Notes and Preferred C Stock).

3.	Expenses. The Company shall reimburse Consultant for all reasonable and necessary out-of-pocket travel and other expenses incurred by Consultant in rendering services required under this Agreement, on a monthly basis upon submission of a detailed monthly statement and reasonable documentation.